Lock-up Letter Agreement

Common Stock
($0.001 par value)

December 2, 2004

UBS Securities LLC
299 Park Avenue
New York, New York 10171

Ladies and Gentlemen:

     This Lock-Up Letter Agreement is being delivered in connection with the proposed Underwriting Agreement (the “Underwriting Agreement”) to be entered into by LECG Corporation, a Delaware corporation, (the “Company”), the selling stockholders named therein and UBS Securities LLC (“UBS”), as Representative of the several Underwriters named therein, with respect to the public offering (the “Offering”) of Common Stock, par value $0.001 per share (the “Common Stock”), of the Company.

     In order to induce you to enter into the Underwriting Agreement, the undersigned agrees that for a period of 90 days after the date of the final prospectus relating to the Offering the undersigned will not, without the prior written consent of UBS on behalf of the several Underwriters, i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or file (or participate in the filing of) a registration statement with the Securities and Exchange Commission (the “Commission”) in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder with respect to, any Common Stock of the Company or any securities convertible into or exercisable or exchangeable for Common Stock, or warrants or other rights to purchase Common Stock, ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or warrants or other rights to purchase Common Stock, whether any such transaction is to be settled by delivery of Common Stock or such other securities, in cash or otherwise, or iii) publicly announce an intention to effect any transaction specified in clause i) or ii). The foregoing sentence shall not apply to a) the registration of or sale to the Underwriters of any Common Stock pursuant to the Offering and the Underwriting Agreement, b) transactions relating to shares of Common Stock or other securities acquired in open market transactions after the consummation of the Offering, c) transfers of shares of Common Stock pursuant to a Rule 10b5-1 plan in existence as of, and unmodified since, November 10, 2004, d) transactions relating to shares of Common Stock acquired pursuant to the Company’s 2003 Employee Stock Purchase Plan, e) distributions of shares of Common Stock or any security convertible into Common Stock to limited partners or stockholders of the undersigned, f) transfers of shares of Common Stock or any security convertible into Common

Stock by will or intestate succession to the undersigned’s immediate family or to a trust, the beneficiaries of which are exclusively the undersigned or members of the undersigned’s immediate family, g) transfers of shares of Common Stock or any security convertible into Common Stock as a bona fide gift or gifts, provided that in the case of any transfer or distribution pursuant to clause e), f) or g), i) each donee, transferee, trustee or distributee shall execute and deliver to UBS a duplicate form of this Lock-up Letter Agreement, and ii) no filing by any party (donor, donee, trustee, distributor, distributee, transferor or transferee) under Section 16(a) of the Securities Exchange Act of 1934, as amended, shall be required or shall be made voluntarily in connection with such transfer or distribution (other than a filing on a Form 5 made after the expiration of the 90-day period referred to above).

     In the event that UBS, on behalf of the several Underwriters, consents to the release of the restrictions set forth in the preceding paragraph with respect to shares of Common Stock (the “Released Shares”) held by one or more stockholders of the Company (the “Releasees”), then such release shall apply to all stockholders who are subject to such restrictions by Lock-Up Letter Agreements executed in connection with the Offering with respect to the same proportionate percentage of Common Stock held by such stockholders as the Released Shares represent with respect to all of the shares of Common Stock held by the Releasees.

     In addition, except as contemplated by the preliminary prospectus, dated December 2, 2004, to the registration statement relating to the Offering, the undersigned hereby waives any rights the undersigned may have to require registration of Common Stock in connection with the filing of the registration statement relating to the Offering. The undersigned further agrees that, for a period of 90 days after the date of the final prospectus relating to the Offering, the undersigned will not, without the prior written consent of UBS, make any demand for, or exercise any right with respect to, the registration of Common Stock of the Company or any securities convertible into or exercisable or exchangeable for Common Stock, or warrants or other rights to purchase Common Stock.

     If upon the earliest to occur of i) the Company notifies you in writing that it does not intend to proceed with the Offering, ii) the registration statement filed with the Securities and Exchange Commission with respect to the Offering is withdrawn, iii) for any reason the Underwriting Agreement shall be terminated prior to the time of purchase (as defined in the Underwriting Agreement), or iv) if the Offering is not consummated prior to December 31, 2004, this Lock-Up Letter Agreement shall be terminated and the undersigned shall be released from its obligations hereunder.

(Signature page follows)

THOMA CRESSEY FUND VII L.P. By: TC Partners VII, L.P. Its: General Partner

By: Thoma Cressey Equity Partners Inc. Its: General Partner

By:	/s/ Lee M. Mitchell
Lee M. Mitchell Authorized Signature

Address:

9200 Sears Tower 233 South Wacker Drive Chicago, IL 60606

(Signature page to Lock-up Letter Agreement)